Exhibit 99.1

May 2, 2013 TSX: SVB, NYSE MKT: SVBL

SILVER BULL FILES UPDATED NI43-101 REPORT ON SEDAR FOR THE SIERRA MOJADA PROJECT, COAHUILA, MEXICO.

Vancouver, British Columbia – Silver Bull Resources, Inc. (TSX: SVB, NYSE MKT: SVBL) (“Silver Bull”) is pleased to announce further to its news release dated March 18, 2013, it has filed its updated NI43-101 Technical Report titled “Technical Report on the Resources of the Silver-Zinc Sierra Mojada Project Coahuila, Mexico” (“the Technical Report”) dated April 30, 2013 on SEDAR at www.sedar.com. The Technical Report was completed by JDS Energy & Mining Inc. (“JDS”) on the silver and zinc mineralization of the “Shallow Silver” and “Zinc” Zones at the Sierra Mojada Project in Coahuila, Mexico. Highlights at various cutoff grades for the silver include:

✓	An Indicated silver resource of 72.9 million tonnes at an average grade of 69.5g/t silver totaling 162.9 million troy ounces of silver at a 25g/t silver cutoff grade.
✓	An Indicated silver resource of 43.5 million tonnes at an average grade of 93.9g/t silver totaling 131.3 million troy ounces of silver at a 45g/t silver cutoff grade.
✓	An Indicated silver resource of 23.8 million tonnes at an average grade of 123.3g/t silver totaling 94.5 million troy ounces of silver at an 80g/t silver cutoff grade.
✓	An Indicated zinc resource of 2.41 billion pounds of zinc at an average grade of 1.50%.
✓	An Inferred lead resource of 547 million pounds at an average grade of 0.34%.
✓	An Inferred copper resource of 129 million pounds at an average grade of 0.08%.

A summary of the mineral resource estimate for silver and zinc at various silver cutoff grades is as follows:

Silver & Zinc Resource Inside the Lerchs-Grossman Optimized Pit
Category	Silver Cutoff Grade (g/t)	Tonnes	Silver Grade (g/t)	Silver	Zinc Grade (%)	Zinc
				(Moz)		(Bn -lbs)
INDICATED	>15	95,022,002	57.9	176.9	1.34	2.807
	>25	72,914,248	69.5	162.9	1.50	2.411
	>35	55,386,287	82.2	146.4	1.64	2.003
	>45	43,492,968	93.9	131.3	1.81	1.736
	>55	35,278,796	104.4	118.4	1.99	1.549
	>65	29,569,152	113.1	107.5	2.15	1.403
	>80	23,827,196	123.3	94.5	2.36	1.239
	>100	18,418,873	134.0	79.4	2.63	1.067
Note: Recoveries of 100% were assumed for the pit optimization.

In addition to silver and zinc in the “indicated” category, an “inferred” resource of lead and copper was also estimated based on the various silver cutoff grades. The lead and copper resource is as follows:

Lead & Copper Resource Inside the Lerchs-Grossman Optimized Pit
Category	Silver Cut off Grade (g/t)	Tonnes	Lead Grade (%)	Lead (Mlbs)	Copper Grade (%)	Copper (Mlbs)
INFERRED	>15	95,022,002	0.30	628	0.07	147
	>25	72,914,248	0.34	547	0.08	129
	>35	55,386,287	0.39	476	0.09	110
	>45	43,492,968	0.43	412	0.10	96
	>55	35,278,796	0.46	358	0.11	86
	>65	29,569,152	0.49	320	0.11	72
	>80	23,827,196	0.53	278	0.12	63
	>100	18,418,873	0.58	235	0.12	49

In order to establish a reasonable prospect of economic extraction in an open pit context, the reported silver resource falls within a Lerchs-Grossman Optimized pit shell that uses a silver price of US$29.20/oz, a zinc price of US$0.95 per pound, US$3.70 per pound copper, and US$1.00 per pound lead. Pit walls are set at 50 degrees overall, and mining costs were assumed to be US$1.50/tonne, G&A US$1.00/tonne and silver and zinc processing costs at US$12.00/tonne. Metal prices are based on the trailing 3 year averages for silver, zinc, copper, and lead.

Silver and zinc mineral resources were estimated by ordinary Kriging using 3-D Mintec MineSightTM V7 block modeling software in multiple passes using 20 meter X 10 meter X 5 meter blocks as the SMU size.  The geologic wireframes were updated and a partial model technique utilized to calculate accurate volumes.  Grade estimates were based on 1 meter composited assay data with search radius restricted to a 20 meter search radius when a zone dependent cap limit was reached.  Blocks have been classified as indicated mineral resources.

At a 25 g/t cutoff grade for the silver, the updated resource represents a 99% increase in the open pittable resource of the Shallow Silver Zone previously reported by Silver Bull’s July 2012 NI43-101 Technical Report. Additional data added in this report includes 10,056 meters of surface diamond drilling; 6,647.5 meters of underground diamond drilling completed for the “twinning” program of the historical long hole data set; and approximately 400 new channel samples. With the success of the twinning program in showing an exceptional correlation with the long hole data set, a significant increase in the range of influence of 40,240 meters of long hole data has also been included in the resource estimation. Recent highlight intercepts from the twinning program include:

•	912g/t Silver over 17.6 Meters including 1,927g/t Silver over 3.66 Meters
•	463.55g/t Silver over 15.05 Meters including 1654.92g/t over 3.1 Meters
•	202.7g/t Silver over 42.65 Meters including 878g/t over 3.9 Meters
•	193.38g/t Silver over 43.65 Meters including 440.66g/t over 15 Meters
•	158.9g/t Silver over 30.75 Meters including 2,250g/t over 1 Meter
•	151.6g/t Silver over 57.30 Meters including 600.6g/t over 5.95 Meters
•	19.52% Zinc over 22.85 Meters including 47.59% over 4.4 Meters
•	15.65% Zinc over 43.55 Meters including 20.26% over 14.5 Meters

In addition to the silver and the zinc, a resource of lead and copper has also been estimated using an Inverse Distance Squared (ID2) modeling method. Because the geological constraints and metallurgical recovery on the copper and lead are not as well understood as the silver and zinc, the lead and copper resources estimates have placed in the “inferred” category.

The mineral resource has been estimated by JDS.  The authors of the Technical Report are Allan Reeves P.Geo. of JDS and Gilles Arseneau of SRK Consulting (Canada) Inc.  Mr. Reeves and Mr. Arseneau are each Independent Qualified Persons as defined by National Instrument 43-101. As a consultant Mr. Reeves has spent about 250 days onsite over a 3 year period providing technical advice and direction to the Silver Bull team.

Since announcing the resource the new resource on 18 March 2013 a number of additional “voids” in the form of underground workings have been better mapped and added to better define the resource model resulting in a slight decrease in the silver resource of less than 3% at a 25g/t cutoff.

Tim Barry, President, CEO and director of Silver Bull states, “The filing of this report represents a significant milestone for Silver Bull. It defines Sierra Mojada as one of the largest undeveloped silver resources in Mexico, as well as providing a significant upgrade on the overall geological understanding of Sierra Mojada. We believe this is the most comprehensive report put out yet on the deposit and provides an extremely good basis for the Preliminary Economic Assessment planned for completion in Q3 2013”.

About the Shallow Silver Zone: The “Shallow Silver Zone” is an oxide silver deposit (+/- zinc, lead, & copper), hosted along an east-west trending fracture-karst system set in a cretaceous limestone-dolomite sequence. The mineralized body averages between 30m – 90m thick, up to 200m wide and remains open in the east and west directions. Approximately 60% of the current 3.8 kilometer strike length is at or near surface before dipping at around 6 degrees to the east.

About Silver Bull: Silver Bull is a mineral exploration company listed on both the NYSE MKT and TSX stock exchanges and based out of Vancouver, Canada. The flagship “Sierra Mojada” project is located 150 kilometers north of the city of Torreon in Coahuila, Mexico and is highly prospective for silver and zinc. Silver Bull also owns two mineral exploration licences in Gabon, Africa, which are prospective for gold, manganese, and iron ore.

The technical information of this news release has been reviewed and approved by Mark Pfau, Member of the Mining and Metallurgical Society of America (MMSA), a qualified person for the purposes of National Instrument 43-101.

On behalf of the Board of Directors

“Tim Barry”

Tim Barry, MAusIMM
Chief Executive Officer, President and Director

INVESTOR RELATIONS:

Matt Hallaran
+1 604 336 8096
info@silverbullresources.com

Cautionary Note to U.S. Investors concerning estimates of Indicated and Inferred Resources: This press release uses the terms "indicated resources" and "inferred resources" which are defined in, and required to be disclosed by, NI 43-101. We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the "SEC"). The estimation of indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves.  U.S. investors are cautioned not to assume that indicated mineral resources will be converted into reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. U.S. investors are cautioned not to assume that estimates of inferred mineral resources exist, are economically minable, or will be upgraded into measured or indicated mineral resources.  Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies.

Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations, however the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures. Accordingly, the information contained in this press release may not be comparable to similar information made public by U.S. companies that are not subject NI 43-101.

Cautionary note regarding forward looking statements: This news release contains forward-looking statements regarding future events and Silver Bull's future results that are subject to the safe harbors created under the U.S. Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable Canadian securities laws. Forward-looking statements include, among others, statements regarding indicated and inferred resource estimates and the timing of the preparation and completion of a Preliminary Economic Analysis. These statements are based on current expectations, estimates, forecasts, and projections about Silver Bull's exploration projects, the industry in which Silver Bull operates and the beliefs and assumptions of Silver Bull's management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions and references to future periods, are intended to identify such forward-looking statements. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including such factors as the results of exploration activities and whether the results continue to support continued exploration activities, unexpected variations in ore grade, types and metallurgy, volatility and level of commodity prices, the availability of sufficient future financing, and other matters discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as amended, and our other periodic and current reports filed with the SEC and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.